UNANIMOUS WRITTEN CONSENT WITHOUT A MEETING OF
                             THE BOARD OF DIRECTORS
                                       OF
                              TRIPLE S PARTS, INC.


     The undersigned, being all the directors of Triple S Parts, Inc., a Nevada (the "Corporation"), hereby consents to the adoption of the following resolution by written consent without a meeting pursuant to Nevada Revised Statutes, this 1st day of November 2000;

     WHEREAS, on November 1, 2000, Thomas Pierson was nominated to serve, accepted and was appointed as President, Secretary, Treasurer and Director of the Corporation

     THEREFORE, BE IT RESOLVED, that effective immediately, Thomas Pierson be the Corporation's President, Secretary, Treasurer and Director.

     BE IT FURTHER RESOLVED that the directors of this Corporation are empowered and directed, in the name of and on behalf of this Corporation, to execute and sign this resolution; and the officers of this Corporation are empowered and directed in the name of and on behalf of this Corporation to execute and deliver all documents, to make all payments, and to perform any other act as may be necessary from time to time to carry out the purposes and intent of these resolutions. All such acts and doings of the officers of this Corporation consistent with the purpose of this resolution is hereby authorized, approved, ratified and confirmed in all respects.


Dated:  11-1-2000



/s/__________________________
Tracie  Pollak,  President  and  Director